Exhibit 99.1

Tripos, Inc.

1699 South Hanley Road

St. Louis, Missouri 63144

October 12, 2006

Mr. B. James Rubin

1699 South Hanley Road

Saint Louis, Missouri 63144

Dear Mr. Rubin:

            We have agreed that the terms of your employment with Tripos are modified effective immediately, as follows:

            1.         You have resigned as Chief Financial Officer and we have accepted your resignation.  You remain a Senior Vice President of Tripos.

            2.         You will work under the supervision of the Board of Directors and the President and Chief Executive Officer on matters assigned to you by them.

            3.         Through October 31, 2006, you will devote your full time efforts to this position.  Commencing November 1, 2006, your work load will be reduced, but not below one-half of a full time position.  You will make yourself available as requested by the President and Chief Executive Officer or the Board of Directors and as mutually agreed.  Your compensation will be pro-rated from current levels based upon the actual amount of time you are requested to serve.

            4.         Your Executive Severance Agreement dated October 4, 2001 is hereby modified to provide that the "Termination Payment" payable under that Agreement in certain circumstances shall be reduced to $140,000 and that the termination payment will be payable in the event of a change of control event occuring within six months of your last day with the Company.  Payment shall be made at such time as the termination payment can be paid without incurring the additional tax and interest imposed on certain deferred compensation payments by Section 409A of the Internal Revenue Code of 1986, as amended.

            5.         You will continue to participate in all Company benefit plans and arrangements in which you currently participate and on current terms provided you continue to satisfy the eligibility requirements established for such benefit.

            6.         This Agreement will not affect any indemnification or insurance to which senior officers of the Company are generally entitled.

            7.         Either party may terminate this Agreement, effective on or after December 31, 2006, upon 30 days' prior written notice.  Otherwise, this Agreement shall remain in full force and effect.

                                                                                    Very Truly Yours,

                                                                                    /s/ John P. McAlister

                                                                                    John P. McAlister

Accepted:

/s/ B. James Rubin

B. James Rubin